Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Third Quarter Results and Provides
Update on West Africa and Gulf of Mexico Operations

HOUSTON, TX— November 1, 2011 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $47 million, or $0.12 per basic and diluted share for the third quarter of 2011, compared to a net loss of $35 million, or $0.10 per basic and diluted share, for the third quarter of 2010.  The current quarter includes a total of $29 million in charges for the impairment of drilling-related expenditures associated with the Criollo #1 and Bicuar #1 wells.

Cash expenditures (excluding changes in working capital) for the quarter ending September 30, 2011 were approximately $60 million and about $93 million year-to-date. The increase in quarterly expenditures compared to the first six months of 2011 corresponds with the initiation of the Cobalt-operated Pre-salt exploration drilling program offshore Angola.  For the full year 2011, Cobalt now expects to spend $170 to $190 million.  The range depends principally on when Cobalt recommences the Cobalt-operated Gulf of Mexico drilling activities.  The decrease in 2011 expected cash expenditures from prior estimates is due to the now anticipated timing of payments associated with the Production Sharing Agreement for Block 20 offshore Angola.

Cash, cash equivalents and investments at the end of the third quarter were approximately $1.62 billion. This includes about $339 million designated for future operations held in escrow and collateralizing letters of credit, but excludes approximately $196 million in the TOTAL drilling fund for the Gulf of Mexico. Cobalt anticipates having sufficient cash to execute on its planned exploration and appraisal program, including expenditures relating to Block 20 offshore Angola, through the end of 2013.  Cobalt continues to have no outstanding debt.

Operational Update

In West Africa, Cobalt spud its Cameia #1 exploratory well on Block 21 offshore Angola on August 29, 2011. Cobalt expects Cameia #1 well results in December. After drilling and evaluating the Cameia #1 exploratory well, Cobalt will then move the Ocean Confidence drilling rig to drill and evaluate the Bicuar #1 exploratory well. Cobalt expects this well to take 80 to 100 days to drill and an additional 10 to 20 days to evaluate if warranted. Cobalt is the operator of Block 21 and owns a 40% interest in the block.

Cobalt, on behalf of the Block 20 partners, received the necessary approvals and has begun the acquisition of approximately 4,200 square kilometers of 3D seismic data on Block 20 offshore Angola.

In the U.S. Gulf of Mexico, the Heidelberg #2R appraisal well was spud on October 27, 2011, thereby resuming the appraisal drilling program of the previously announced Heidelberg discovery. The Heidelberg #2R appraisal well represents the resumption of Cobalt’s partner-operated U.S. Gulf of Mexico drilling program following the Deepwater Horizon incident. Cobalt has a 9.375% working interest in Heidelberg.

Cobalt expects the Ensco 8503 drilling rig to return to the U.S. Gulf of Mexico in December, 2011.  Upon its return and obtaining the U.S. Coast Guard Certificate of Compliance, the BOEM will issue Cobalt’s approved applications for permit to drill (APDs) for the Ligurian #2 and North Platte #1 exploratory wells. Cobalt will then drill Ligurian #2, followed by North Platte #1. Cobalt anticipates that each of these wells will take approximately six months to drill. Cobalt is the operator of Ligurian #2 and North Platte #1 and owns a 45% working interest and 60% working interest, respectively, in these prospects.

Conference Call

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s third quarter results and operations activity.  Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer and John P. Wilkirson, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517.  The passcode for the replay is 380493.  The replay will be available until November 15, 2011.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors- Presentations and Publications section of Cobalt’s website at www.cobaltintl.com.  A replay of the conference call will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent oil exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon.  Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,”

“expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations:	Media Relations:
Richard A. Smith	Lynne L. Hackedorn
Vice President, Investor Relations and Planning	Vice President, Government and Public Affairs, and Land
+1 (713) 452-2322	+1 (713) 579-9115

Consolidated Statement of Operations Information:

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)
	($ in thousands except per share data)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses:
Seismic and exploration	4,757	20,178	12,010	30,180
Dry hole expense and impairment	31,840	2,852	36,859	42,593
General and administrative	11,459	12,343	36,115	34,047
Depreciation and amortization	186	216	549	593
Total operating costs and expenses	48,242	35,589	85,533	107,413
Operating income (loss)	(48,242)	(35,589)	(85,533)	(107,413)
Other income (expense):
Interest income (expense), net	1,255	407	3,010	733
Total other income (expense)	1,255	407	3,010	733
Net income (loss) before income tax	(46,987)	(35,182)	(82,523)	(106,680)
Income tax expense	—	—	—	—
Net income (loss)	$(46,987)	$(35,182)	$(82,523)	$(106,680)

Basic and diluted income (loss) per share	$(0.12)	$(0.10)	$(0.22)	$(0.31)
Weighted average common shares outstanding	386,826,845	349,781,588	373,073,307	349,048,660

Consolidated Balance Sheet Information:

	September 30, 2011	December 31, 2010
	(Unaudited)
	($ in thousands)
Cash and cash equivalents	$192,640	$302,720
Short-term restricted cash	64,125	—
Short-term investments	767,140	534,933
Total current assets	1,095,144	889,632
Total property, plant and equipment	478,954	463,769
Long-term restricted cash	275,186	338,515
Long-term investments	316,736	40,003
Total assets	2,183,353	1,746,443
Total current liabilities	54,423	24,559
Total long-term obligations	2,850	2,850
Total stockholders’ equity (386,905,833 and 350,733,998 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively)	2,126,080	1,719,034
Total liabilities and stockholders’ equity	2,183,353	1,746,443

Consolidated Statement of Cash Flows Information:

	Nine Months Ending September 30,
	2011	2010
	(Unaudited)
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(35,544)	$(95,835)
Investing activities	(552,740)	(719,886)
Financing activities	478,204	101,256